AAA MEDICAL GROUP, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND PERIOD APRIL 11, 2001 (INCEPTION)

THROUGH DECEMBER 31, 2001

AAA MEDICAL GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND PERIOD APRIL 11, 2001 (INCEPTION)

THROUGH DECEMBER 31, 2001

Page(s)

Independent Auditors’ Report

   1

Financial Statements:

Balance Sheets at December 31, 2002 and 2001

   2

Statements of Income for the Year Ended

  December 31, 2002 and Period April 11, 2001

  through December 31, 2001

  3

Statements of Changes in Stockholders’ Equity for the

  Year Ended December 31, 2002 and Period

  April 11, 2001 through December 31, 2001

  4

Statements of Cash Flows for the Year Ended

  December 31, 2002 and Period April 11, 2001

  through December 31, 2001

Notes to the Financial Statements

6-10

INDEPENDENT AUDITORS’ REPORT

To the Stockholder

AAA Medical Group, Inc.

Miami, Florida

We have audited the accompanying balance sheets of AAA Medical Group, Inc. as of December 31, 2002 and 2001, and the related statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2002 and period ended April 11, 2001 (Inception) through December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AAA Medical Group, Inc. as of December 31, 2002 and 2001, and the changes in its operations, changes in stockholders’ equity and cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

Bagell Josephs & Company, L.L.C.

Bagell Josephs & Company, L.L.C.

Gibbsboro, New Jersey

January 12, 2004

AAA MEDICAL GROUP, INC.
BALANCE SHEET

	DECEMBER 31,
	2002	2001
ASSETS

Current Assets:
Cash	$ 8,434	$ 15,654
Accounts receivable, net	57,927	35,614
Advances receivable and other current assets	18,883	-
Total current assets	85,244	51,268

Fixed assets, net	17,910	23,027

	$ 103,154	$ 74,295

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$ 26,042	$ 22,357
Other current liabilities	-	33,286
Total current liabilities	26,042	55,643

STOCKHOLDERS' EQUITY
Common stock, $1.00 par value, 500 shares authorized;
and 500 shares issued and outstanding at
December 31, 2002 and 2001, respectively	500	500
Retained earnings	76,612	18,152
	77,112	18,652

	$ 103,154	$ 74,295

AAA MEDICAL GROUP, INC.
STATEMENT OF OPERATIONS

	FOR PERIOD ENDED
	DECEMBER 31,
	2002	2001
FEE INCOME
Patient Revenue	$ 1,645,481	$ 475,691
Contractual Allowance	(1,069,563)	(309,199)
NET FEE INCOME	575,918	166,492

COSTS AND EXPENSES:
Salaries and contracted services	434,888	116,105
Rent and property costs	27,000	9,000
Telephone and utilities expenses	10,833	4,498
Advertising and promotions	950	1,098
General and administrative	25,850	14,216
Depreciation	5,117	2,559

TOTAL COSTS AND EXPENSES	504,638	147,476

INCOME BEFORE PROVISION FOR INCOME TAXES	71,280	19,016

PROVISION FOR INCOME TAXES	12,820	864

NET INCOME	$ 58,460	$ 18,152

AAA MEDICAL GROUP, INC.
STATEMENT OF SHAREHOLDER'S EQUITY

	Common Stock		Retained
	Shares	Amount	Earnings	Total

Balance, April 11, 2001 (Inception)	-	$ -	$ -	$ -

Issuance of shares to founders for cash	500	500	-	500

Net income April 11, 2001 through
December 31, 2001	-	-	18,152	18,152

Balance, December 31, 2001	500	500	18,152	18,652

Net income for the year	-	-	58,460	58,460

Balance, December 31, 2002	500	$ 500	$ 76,612	$ 77,112

AAA MEDICAL GROUP, INC.
STATEMENT OF CASH FLOWS

	FOR YEAR ENDED
	DECEMBER 31,

	2002	2001
Cash Flows from Operating Activities:
Net income	$ 58,460	$ 18,152
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation	5,117	2,559
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(22,313)	(35,614)
(Increase) in advances receivable and other current assets	(18,883)	-
Increase in accounts payable and accrued expenses	3,685	22,357
Increase (decrease) in other current liabilities	(33,286)	33,286
Total adjustments	(65,680)	22,588
Net cash provided by (used in) operating activities	(7,220)	40,740

Cash Flows from Investing Activities:
Purchase of fixed assets	-	(25,586)
Net cash (used in) investing activities	-	(25,586)

Cash Flows from Financing Activities:
Purchase of common stock	-	500
Net cash provided by financing activities	-	500

Net Increase (Decrease) in Cash	(7,220)	15,654

Cash, Beginning of Year	15,654	-

Cash, End of Year	$ 8,434	$ 15,654

SUMMARY OF SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid during the year for taxes	$ 864	$ -

AAA MEDICAL GROUP, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2002 AND 2001

NOTE 1 -

NATURE OF BUSINESS

On April 11, 2001, AAA Medical Group, Inc. (the “Company”) was incorporated in the State of Florida. At the time of incorporation, the Company was authorized to issue 500 shares of common stock, $1 par value, which were all issued to the president of the Company.

The Company was formed to provide medical services including rehabilitative care. The Company is located in Miami, Florida and services the Miami area. Substantially all of the patients being cared for are the result of workers compensation claims or personal injury claims usually sustained from a motor vehicle accident.

The Company bills regularly for the medical services they provide. The bills are to insurance companies or attorneys that represent the injured party, depending on the responsible party. Generally, with 98% of the claims made, for workers compensation and personal injury cases, it is possible that it can take up to three to five years to settle the case and get paid. Management has determined that approximately 35% of the gross charges are actually collectible due to the negotiation process between the insurance companies and the Company.

NOTE 2-

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and operations for the period. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

NOTE 2-

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations of Credit Risk (Continued)

Cash

The Company has cash deposits at local financial institutions that have federally insured limitations of $100,000. The Company did not exceed that limitation during these periods.

Accounts Receivable

The Company conducts business and extends credit to its customers, including private insurance companies. Exposure to losses on receivables is expected to vary by customer due to the nature of the respective customers’ reimbursement policy with respect to the medical services being provided by the Company. The Company has consistently applied a conservative approach to the recognition of revenue and presentation of the accounts receivable on the balance sheets. The Company has historically stated anticipated collections from the gross charges being billed at approximately 35%.

Revenue Recognition

The Company recognizes revenue at the date of service of the medical services provided. From the gross charges being billed, the Company has consistently been conservative with respect to the amount of net revenue recognized, at approximately 35%.

Cost and expenses are recognized generally as they are incurred under the accrual method of accounting unless specified by an agreement.

Fixed Assets

Fixed assets are stated at cost.  Expenditures for major betterments and additions are capitalized, while replacement, maintenance and repairs, which do not extend the lives of the respective assets, are charged to expense currently.  Any gain or loss on disposition of assets is recognized currently.  Depreciation expense is provided using the straight-line method over the estimated useful lives of the assets. Included in fixed assets are the following:

Furniture, fixtures and equipment

5 Years

NOTE 2-

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and accounts receivable. The carrying amounts of such financial instruments, as reflected in the balance sheets, approximate their estimated fair value as of December 31, 2002 and 2001.

Income Taxes

Income taxes are computed on the pretax income, offset by pre-existing net operating losses, based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Advertising Costs

Advertising and promotions costs are expensed as incurred.  Advertising and promotions costs incurred for the periods ended December 31, 2002 and 2001 were $950 and $1,098, respectively.

NOTE 3-

FIXED ASSETS

 Fixed assets as of December 31, 2002 and 2001 were as follows:

           2002             2001

Furniture, fixtures and equipment             $ 25,586

    $ 25,586

Accumulated depreciation

      (7,676)

     (2,559)

Fixed assets, net

     $  17,910       $  23,027

Depreciation expense was $5,117 and $2,559 for the year ended December 31, 2002 and period ended April 11, 2001 through December 31, 2001, respectively.

NOTE 4-

ACCOUNTS RECEIVABLE

The Company records in accounts receivable, the net collectable portion of the gross charges billed. The billings represent charges for medical services provided which are generally billed to insurance companies and other third party payors. Due to the nature of the charges, the Company has determined that the collectable percentage of the gross charges approximates 35% of the total gross charges. Thus, accounts receivable is presented net of adjustments.

NOTE 5-

ADVANCES  RECEIVABLE/PAYABLE

Due to the nature of the services provided by the Company and the collection history, the Company advances/and or is advanced funds to individuals in the normal course of business. There is no interest charged/being charged on these amounts, due to the relative short time frame associated with such advances. As of December 31, 2002 and 2001, the Company has $18,883 and ($33,286), respectively, outstanding. The Company has classified these amounts as a current asset/current liability for purpose of financial statement presentation.

NOTE 6-

COMMITMENTS AND OTHER MATTERS

Lease Commitments

The Company leases office space under an operating lease which expires in August 2003, which has been renewed to August 2005.  The lease provides for monthly payments of $2,250 which includes utilities.

Minimum future rental payments under non-cancelable operating leases having a remaining term in excess of one year as of December 31, 2002 for the next three years and in the aggregate are:

Year

Amount

1

$27,000

2

  27,000

2005

  18,000

Total Minimum Future Rental Payments    $   72,000

Rent expense for the Company for the year ended December 31, 2002 and the period ended April 11, 2001 through December 31, 2001 was $27,000   and  $9,000, respectively.

NOTE 7-

SUBSEQUENT EVENT

On May 30, 2003, pursuant to an Asset Purchase Agreement dated April 14, 2003, Pacer Health Corporation acquired the assets of the Company, including personal property, cash and accounts receivable of the Company for $800,000. The purchase price was paid in the form of a note payable, half due within 45 days of execution of the Asset Purchase Agreement (July 14, 2003) and the remaining half due within 120 days of execution (September 27, 2003). This note was extended to October 31, 2003 due to negotiations between the parties. There is no interest being charged on this note, and the note is collateralized by the assets of the Company.

10